MANUFACTURING AND SALES AGREEMENT

     This Manufacturing and Sales Agreement (this "Agreement") is made and entered into as of July 11, 1997 by and between J.B. Williams Company, Inc., a Delaware corporation, with its offices at 65 Harristown Road, Glen Rock, New Jersey 07452 ("Williams"), and Summa Rx Laboratories Inc., a Delaware corporation, with its offices at 2940 FM 3028, Mineral Wells, Texas 76067 ("SUMMA"), for the purposes set forth hereafter.

     WHEREAS, SUMMA has the non-exclusive right to manufacture and sell patented zinc acetate products that were invented by George Eby and for which United States Letters of Patent (the "Patents") have been issued; and

     WHEREAS, SUMMA wishes to manufacture and sell zinc acetate lozenges to Williams, and Williams wishes to purchase such products from SUMMA, for resale in the jurisdictions, regions or territories presently known as the United
States of America (including its territories and possessions), Greenland, Canada, Mexico, Puerto Rico, the Bahamas, Jamaica, Bermuda, the Virgin Islands, Haiti, the Dominican Republic, Trinidad and Tobago, Netherlands Antilles, and all other islands, countries, jurisdictions, territories and possessions located in the Caribbean Sea whether or not specifically named herein other than Cuba and South American jurisdictions (the "Territory"), pursuant to the terms and conditions set out in this Agreement; and

     WHEREAS, SUMMA has the exclusive right to use the trademark "ColdCure(TM)", and all other marks, logos and other intellectual property rights related thereto or derivative thereof including, without limitation, the designation "C/C" or any designation similar thereto, used on zinc acetate products manufactured by SUMMA (collectively, the "Trademarks"); and

     WHEREAS, Williams wishes to obtain the exclusive right to the use of the Trademarks in the Territory and SUMMA is willing to grant Williams such exclusive use pursuant to the terms and conditions set out in this Agreement.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set out in this Agreement, the sufficiency of which is mutually acknowledged by Williams and SUMMA and is evidenced by their execution of this Agreement, the parties do agree as follows:


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                                                                               2


     1.   GENERAL.

          SUMMA agrees to manufacture and sell zinc acetate lozenges (the "Products"), in the packaging and quantities described on Exhibit A, and in such other form, packaging and/or quantities as the Products may be manufactured and packaged by SUMMA during the term of this Agreement including any extensions or renewals hereof, to Williams pursuant to the terms and provisions set out in this Agreement for marketing, distribution and sale by Williams in the Territory. Williams agrees to purchase the Products from SUMMA pursuant to the terms and provisions set out in this Agreement for marketing, distribution and sale in the Territory.

     2.   MANUFACTURE, PACKAGING AND DELIVERY OF THE PRODUCTS.

          A. SUMMA agrees to manufacture the Products for Williams according to the specifications as are set out in the Patents and according to the formulas and quality standards developed by Mr. George Eby and SUMMA (collectively, the "Product Specifications") utilizing current Good Manufacturing Practices, as such term is defined in the Federal Food, Drug and Cosmetic Act, as amended (the "FD&C Act"). Within five (5) business days following the date of this Agreement, SUMMA agrees to deliver to Williams a full and complete description of the Product Specifications. Thereafter during the term of this Agreement (including any renewals or extensions thereof), SUMMA shall provide Williams with sixty
(60) days advance written notice of any changes to the Product Specifications proposed by SUMMA. For purposes of this Agreement, the term "business day" shall mean a day during which SUMMA is conducting its normal business operations, regardless of weekends and holidays, as the case may be.

          B. Subject to any superior rights of American Longevity, LLC ("American"), SUMMA agrees that Williams shall have a first right to negotiate the purchase of products (other than the Products) manufactured according to new formulas developed hereafter by SUMMA for distribution and sale in the Territory. That right shall exist for sixty (60) days after SUMMA's notice to Williams of the availability of a new product formula. If Williams, after the expiration of that period of time, does not take any action to inform SUMMA that it wishes to have the right to the formula, then SUMMA shall have the right to offer the formula to any of its other customers.

          C. Upon mutual written agreement, SUMMA and Williams may add and delete other products to or from Exhibit A from time to time hereafter.

          D. SUMMA warrants that the Products sold to Williams as of the date of each shipment shall not be adulterated within the meaning of the FD&C Act and will be goods that may be introduced into interstate commerce under applicable law.

          E. SUMMA warrants to replace the Products to the extent that the same do not conform to the specifications referred to in Paragraphs 2A and 2D above. In addition to and without limiting the rights and remedies of Williams contemplated and permitted by Paragraph 13A of this Agreement, REPLACEMENT OF PRODUCTS SHALL BE WILLIAMS' EXCLUSIVE REMEDY, AND THE WARRANTY MADE HEREIN IS EXPRESSLY MADE IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED (EXCEPT AS TO TITLE), INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          F. Williams shall make all claims and requests for replacements or returns of Products as soon as reasonably possible following Williams' receipt of each shipment. Williams' claims or requests for replacements or returns shall be deemed waived if not received by SUMMA within forty (40) days after Williams' receipt of a shipment.

          G. If delivery of a shipment is delayed for reasons attributable solely to Williams or its shippers, or their respective agents, storage and other additional costs will be charged to Williams and the Products will be at Williams' risk from the date of the commencement of the delay.

          H. Packaging of the Products may initially be done by a third party, and thereafter shall be done by SUMMA. The description of the size, shape and other specifications of the packaging of the Products shall be agreed to and amended, from time to time, upon the written agreement of SUMMA and Williams, hereafter.

          I. Content and regulatory notice and disclosures on packaging, and form of labeling of the Products, shall be the sole responsibility of Williams. SUMMA shall provide Williams with the specific list of ingredients to be included on the labeling. Williams shall pay all costs of additional art work, dies, plates, etc., that may be incurred by SUMMA, and for all labels that may be rendered unusable by reason of regulatory changes or changes requested by Williams.

          J. Delivery of, transfer of risk of loss and passage of title of the Products shall be deemed to have been made to Williams upon delivery of each shipment of the Products to Williams' shipper at SUMMA's shipping dock, Mineral Wells, Texas.

          K. SUMMA shall ship in accordance with Williams' instructions, and Williams shall be responsible for insuring its shipments. Where Williams gives no shipping instructions, or where SUMMA deems such instructions to be unsuitable, SUMMA reserves the right to ship by the most appropriate method provided that any shipper so selected for Williams is retained by or on behalf of Williams and Williams is given adequate advance notice of the shipper to obtain insurance in respect of such shipment.

          L. If at any time Williams determines that SUMMA has manufactured Products that do not meet the standard of quality required by this Agreement, then Williams may request that the Products in question be submitted to an independent testing laboratory to be tested. The decision of such laboratory shall be binding as to whether or not the Products in question were manufactured to the standard of quality required by this Agreement. The testing laboratory shall be selected by both parties, or, in the absence of an agreement within sixty (60) days, then it shall be a laboratory appointed by an arbitrator pursuant to Paragraph 14 below. The costs of the arbitrator and laboratory tests will be borne by the party whose analysis was in error as determined by the arbitrator.

          M. In the event of any inspection of SUMMA's operations, facilities or records conducted by any governmental authority, that in any manner relates to the Products, then SUMMA will advise Williams of such inspection (including information as to the nature, extent, and scope thereof) as soon as SUMMA becomes aware that the same has taken or will take place. In addition, SUMMA will promptly provide Williams copies of all governmental reports regarding the Products.

          N. After the date of this Agreement, SUMMA agrees to develop other products for Williams as Williams may request from time to time. Williams agrees to pay SUMMA its costs of development of any such additional product(s). Prior to any work being done to develop a new product, Williams and SUMMA shall first agree in writing as to the amount of costs that Williams shall pay for such product development.

          O. Within five (5) business days from the date of execution of this Agreement, SUMMA agrees to enter into a valid and enforceable amendment to the Manufacturing and Sales Agreement, dated May 16, 1997 (the "American Agreement"), by and between SUMMA and American, to exclude from the territory set forth in the American Agreement the Territory as defined herein effective as of the date of this Agreement and continuing thereafter until expiration or termination of this Agreement. SUMMA acknowledges that its satisfaction of its obligations under this Paragraph 2O are a material inducement to William's entering into this Agreement.

     3.   ORDERS, SALES AND PAYMENT FOR THE PRODUCTS; PAYMENTS TO AMERICAN.

          A. Williams shall deliver its purchase orders for Products to SUMMA at SUMMA's offices set forth on the first page of this Agreement. Such purchase orders shall state the quantity, packaging and the delivery schedules for the Products being ordered.

          B. Simultaneously with its delivery of a purchase order pursuant to the preceding Paragraph, Williams shall pay SUMMA a deposit equal to one half of the total purchase price of Products then being ordered or Five Hundred Thousand Dollars

($500,000.00), whichever sum is the lesser. Payment of the balance due on each such purchase order shall be made within ten (10) business days from the date of the notice that such Products have been delivered to Williams' shipper as provided in Paragraph 2J above. SUMMA shall provide Williams with notice of each such delivery date. All payments shall be made by wire transfer of funds according to written instructions given by SUMMA to Williams, from time to time hereafter.

          C. The prices to be paid by Williams for the Products shall be as set forth on Exhibit A. In the event SUMMA's costs to manufacture the Products increases or decreases more than five percent (5%), SUMMA shall adjust the prices for the Products quarterly in an amount equal to its actual cost increase or decrease subject to the terms of this Agreement. Any increase in overhead costs shall not exceed the amount of the cumulative percentage increase in the Consumer Price Index during the period commencing from the date of this Agreement or the period commencing with the most recent increase in SUMMA's overhead costs hereunder, if any, and ending with the date of determination. Any price increase based on increase in labor costs shall not exceed the cumulative percentage increase in the Department of Labor Bureau of Statistics, Producer Price Index, for the commodity code of the Products, for the period commencing from the date of this Agreement or the period commencing with the most recent increase in SUMMA's labor costs hereunder, if any, and ending with the date of determination. SUMMA shall provide Williams sixty (60)days written notice prior to any such price adjustment.

          D. The price to be paid by Williams to SUMMA per tablet of the Products, or package/container of Products, shall be in writing and set forth on the individual Product specification sheets that make up Exhibit A.

          E. The cost increases for the Products contemplated by Paragraph 3C shall be determined in accordance with such paragraph and, in addition to the foregoing, shall be reasonable and subject to the prior approval of Williams, which approval shall not be unreasonably withheld or delayed. In the event the parties cannot agree on the amount of such increased or decreased costs within thirty (30) days following Williams' receipt of written notice from SUMMA of the proposed costs as provided in Paragraph 3C, then the matter shall be submitted to arbitration in accordance with Paragraph 14 of this Agreement. The reasonable costs, as determined by any arbitrator as provided in Paragraph 14, shall be effective sixty (60) days following the date of the costs notice from Summa. Williams shall have the right to review all such documents related to SUMMA's costs as herein contemplated at SUMMA's offices during reasonable business hours and at Williams' own expense upon not less than twenty (20) days prior written notice to SUMMA.

          F. Williams shall purchase a minimum annual volume of Fifty Five Million (55,000,000) tablets of the Products for the first two (2) years of this Agreement.

Thereafter and for the remainder of this Agreement (including any renewals or extensions of the term hereof), Williams shall purchase a minimum annual volume of Ninety Million (90,000,000) tablets of the Products. In the event Williams fails to purchase the minimum annual volume of the Products in any year pursuant to this Paragraph 3F, Williams shall pay to SUMMA that amount of dollars determined by multiplying $7.25 for each 1,000 tablets, times the number of tablets below such annual minimum that Williams failed to purchase. Any such payment shall be made within sixty (60) days following each annual anniversary date of this Agreement during the term of this Agreement or any extensions or renewals hereof.

          G. Upon execution of this Agreement, Williams shall provide SUMMA a twelve (12) month manufacture, delivery and purchase forecast schedule (the "Forecast Schedule") for each of the Products that is a part of Exhibit A, and the Forecast Schedule and monthly amendments thereto shall be a part of this Agreement. The Forecast Schedule shall list the names of the Products and quantity of units to be manufactured by SUMMA for the period listed. Williams shall amend and update the Forecast Schedule in writing on a monthly basis. The quantity of units of the Products listed for manufacture and delivery during the first three (3) months of the Forecast Schedule shall be Williams' firm purchase orders for such Products. Thereafter, following the expiration of the first month of each such three month period, the quantity of the Products listed on the Forecast Schedule for manufacture and sale during each succeeding three (3) month period shall be Williams' firm purchase orders for such Products during that three month period.

          H. Williams shall pay and be responsible for the payment of all applicable sales, use, wholesale, gross receipts and similar taxes, duties and tariffs solely in respect of its marketing, distribution and sale of the Products in the Territory.

          I. SUMMA agrees that, within ten (10) business days following its receipt of full payment of the Products from Williams as provided in Paragraph 3B above, it shall pay to American the amounts of the Product Prices payable to American set forth in Exhibit A annexed hereto, to the address of American set forth in the American Agreement .

     4.   EXCLUSIVE RIGHT TO USE OF THE TRADEMARKS.

          A. During the term of this Agreement, and any renewals or extensions hereof, SUMMA grants to Williams the exclusive right to use the Trademarks for its sale of the Products within the Territory. Following the termination of this Agreement, Williams may continue to sell previously purchased Products under the Trademarks as is provided in Paragraph 6C. However, Williams Recognizes that the Trademarks are being or have been registered in the United States, Canada and Mexico, and Williams agrees that its use in the other nations in the Territory will be at its own risk. With respect to any registrations of the Trademarks in such other nations, SUMMA shall cause such registrations to be applied for and prosecuted fully at the request of Williams subject to the prior agreement of the parties as to the payment of the costs and expenses associated therewith. SUMMA agrees that it will promptly inform Williams, and will promptly provide Williams with copies of all correspondence, reports and other materials, relating to such registrations as they are received or are otherwise communicated to SUMMA.

          B. Williams shall maintain its exclusive right to the use of the Trademarks so long as it shall satisfy its minimum purchase obligations for the Products as set forth in Paragraph 3F of this Agreement.

          C. Williams shall have the right to use such other brand names as it may develop from time to time, so long as such other names are not similar to or are such as they may cause confusion with such other brand names that are owned or used by SUMMA for sale of zinc based products. In the event that Williams shall use a name that in the reasonable opinion of SUMMA is similar to or causes confusion with the names of other zinc based products sold by SUMMA, Williams, upon receipt of a notice from SUMMA, shall cease using that product name until the dispute as to name is resolved according to this Agreement.

     5.   TERM.

          A. Subject to the provisions herein for earlier termination, this Agreement shall be effective on of the date first set forth above and shall continue in full force and effect for a period of five (5) years (the "Initial Term"), unless sooner (as herein permitted) terminated, and shall automatically renew for unlimited consecutive five (5) year terms during the life of the Patents (including any new patents or extensions of the Patents insofar as they relate to or are derivative of the Patents, and Summa has manufacturing rights in respect of the products covered thereby) (each a "Consecutive Term") if, during the Initial Term and each such Consecutive Term, Williams has satisfied its minimum purchase obligations for the Products as set forth in Paragraph 3F of this Agreement. The amount of such purchases shall be determined by the parties at least sixty (60) days prior to the expiration of the Initial Term and each Consecutive Term and shall include Williams' firm purchase orders for Products as set forth in the in Forecast Schedule covering the three (3) month period prior to expiration of the Initial Term or such Consecutive Term, as applicable. If such purchase minimum has not been met by Williams during the Initial Term or any such Consecutive Term, then this Agreement may be terminated by written notice from either party prior to the expiration thereof, in which case this Agreement shall terminate on expiration of the Initial Term or the applicable Consecutive Term unless the parties shall otherwise agree in a writing signed by Williams and SUMMA.

     6.   TERMINATION.

          A. Either party may terminate this Agreement forthwith by notice in writing:

               (i) if the other of them is in material breach of this Agreement provided that notice of termination may only be given if the other party has failed to remedy the breach within thirty (30) days of the receipt of a request in writing from the party not in breach to remedy the breach such request indicating that failure to remedy the breach may result in termination of this Agreement; or

               (ii) if the other of them shall become insolvent or seek relief under any bankruptcy, debtor relief or similar law or if any proceedings against them under any such law remains stayed for a period of thirty (30) consecutive days.

          B. Williams may terminate this Agreement forwith by notice in writing in the event that the Patents are (i) invalidated by a final and nonappealable order entered by a court of competent jurisdiction or the United States Patent and Trademark Office and/or (ii) the subject matter of any claim, action, lawsuit, investigation, arbitration or other legal proceeding brought by any person or entity challenging the validity of the Patents and/or asserting that the use of the Patents infringes the intellectual property rights of such person or entity or any other person or entity, and Williams, based on the advice of patent counsel and with prior consultation with SUMMA, has determined that there is a reasonable basis for such challenge or assertion.

          C. The termination of this Agreement, however arising, will be without prejudice to the rights and duties of either party accrued prior to termination. Any termination of this Agreement by Williams as permitted in this Paragraph 6 and elsewhere in this Agreement shall fully terminate and shall fully relieve Williams of any annual or other minimum payment obligations for the Products or the Trademarks as set forth in Paragraphs 3F and 4B of this Agreement after the date of such termination that would have otherwise been payable during the term of this Agreement or any renewals or extensions thereof. Conversely, any termination of this Agreement shall not relieve Williams of its obligation to pay SUMMA under the provisions of Paragraph 3G through the date of such termination.

          D. After the date of termination of this Agreement, Williams will forthwith cease to solicit additional orders for the Products. SUMMA shall fill those orders for which it has received full payment prior to termination or within thirty (30) days thereafter. Williams shall be able to sell all of the Products in its inventory during the one (1) year period following the date of such termination. After such a termination, SUMMA shall have the right to sell the Products to Williams' customers, and Williams shall provide SUMMA with detailed information regarding names and contacts with such customers.

          E. In the event of the bankruptcy of Williams or similar condition that renders it impossible for Williams to timely pay for the Products, Williams hereby grants to SUMMA a secured interest in and to the Products purchased from SUMMA and the proceeds to be received from the sale thereof to secure payment of the Products. SUMMA shall be treated as a secured party in relation to the unpaid amount due SUMMA, and SUMMA shall have the option to terminate all additional shipment of goods and products that may be remaining.

     7.   NON-CONVEYANCE OF RIGHTS.

          A. Except as is provided in this Agreement, SUMMA has not granted, given, assigned or transferred in any manner whatsoever to Williams the right to give, grant, sell, transfer, assign, trade, license, or authorize the right to give, grant, sell, transfer, assign, trade or license the Patents, the Trademarks or any other trademarks to any other person or entity.

     8.   REPRESENTATIONS AND WARRANTIES OF WILLIAMS.

     Williams represents and warrants to SUMMA as follows:

          A. That Williams is not the subject of any lawsuit or other action that would render this Agreement ineffective.

          B. Williams has full power, authority and legal right to execute and deliver, and to perform its obligations under this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed by Williams and constitutes a legal, valid and binding obligation of Williams, enforceable in accordance with its terms.

          C. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Williams without the intervention of any other person in such manner as to give rise to any valid claim for a finder's fee, brokerage commission or other like payment.

          D. No approval of any government agency or commission of any jurisdiction is necessary for the execution, delivery or performance by Williams of any of the terms of this Agreement, or for the validity and enforceability hereof or with respect to the obligations of Williams hereunder.

          E. That Williams shall be solely responsible for compliance with all laws, ordinances, regulations, rules and standards relating to its sale of the Products (but not to the manufacture thereof).

          F. On the date of execution of this Agreement Williams has or shall have obtained all necessary governmental approvals, permits, judicial and/or administrative orders, licenses and agreements as may be necessary for it to sell the Products. SUMMA, when necessary, shall assist Williams in obtaining all such permits, licenses, agreements and approvals.

          G. Williams shall forthwith notify SUMMA of the date, reaction and the specific item of the Products when it learns that a user of any of the Products has suffered an adverse reaction to the Products.

     9.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF SUMMA.

          SUMMA represents, warrants and covenants to Williams as follows:

          A. That SUMMA is not the subject of any lawsuit or other action that would render this Agreement ineffective.

          B. That there are no agreements between SUMMA and any other person or entity that preclude sale of the Products to Williams and Williams' sale of the products, in each case as contemplated hereby.

          C. SUMMA has full power, authority and legal right to execute and deliver, and to perform its obligations under this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed by SUMMA and constitutes a legal, valid and binding obligation of SUMMA, enforceable in accordance with its terms.

          D. No approval of any government agency or commission of any jurisdiction is necessary for the execution, delivery or performance by SUMMA of any of the terms of this Agreement, or for the validity and enforceability hereof or with respect to the obligations of SUMMA hereunder.

          E. That SUMMA shall be solely responsible for compliance with all laws, ordinances, regulations, rules and standards relating to its manufacture of the Products and its sale of the Products to Williams.

          F. To the Knowledge (as defined below) of SUMMA, Williams' use of the rights to the Trademarks and any other trademarks, tradenames, logos or similar items owned or assigned by SUMMA to Williams in connection with the matters contemplated hereby in the United States (including its territories and possessions), Canada and Mexico, will not infringe upon or misappropriate any trademark or other similar proprietary or intellectual property right of any person or entity under any applicable law, order, statute, rule, regulation or ordinance protecting the proprietary or intellectual property rights of any person or entity of each such jurisdiction. As used in the Paragraph 9F, the term "Knowledge" shall mean any infringement or misappropriation that Summa knows or should have reason to know of.

     10.  NONCIRCUMVENTION.

          SUMMA agrees that it shall not knowingly contact, solicit, manufacture or sell the Products to Williams' customers or to persons or entities specifically identified by Williams as its potential customers. All customer information provided by Williams to SUMMA shall be deemed Confidential Information of Williams as defined in Paragraph 12 below. However, in the event that a Williams "customer" is a pre-existing customer or prospect of SUMMA's, then SUMMA shall have all right to continue doing business with that customer or to solicit that customer's business. Further, SUMMA shall not be responsible for the actions of other SUMMA customer's who independently may solicit business from one or more of the Williams "customer's."

     11.  INTELLECTUAL PROPERTY.

          A. Williams agrees that during the term of this Agreement it will not authorize or cooperate in any manner whatsoever with any other person or entity to provide any such other person or entity the use of, or any information regarding the Products, save and except by written permission of SUMMA. Provided, however, SUMMA agrees that Williams shall provide all information that is required to be produced to regulatory authorities having jurisdiction over the Products.

          B. Williams will promptly report to SUMMA in writing the particulars of any infringement of the Patents or the Trademarks or any other trademark or trade name owned and/or used by SUMMA and assigned to Williams hereunder, of which Williams becomes aware. Williams will assist SUMMA in any proceedings commenced by SUMMA in relation thereto. Williams will not take any action in relation to any such infringement without the prior written consent of SUMMA.

          C. If Williams becomes aware that any person alleges that the Patents, or the Trademarks or any other trade marks, trade names, logos, etc. owned and/or used by SUMMA and assigned to Williams hereunder, infringe the rights of any person, Williams will not make any admission in relation to such allegations but will promptly report them to SUMMA. Unless otherwise agreed in writing, SUMMA will control and conduct all proceedings relating to such intellectual property rights, at its own expense.

     12.  CONFIDENTIALITY.

          A. Each party agrees to provide to the other party such information as shall be necessary to permit performance of their respective obligations hereunder. All


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                                                                              12


information that is provided by either party to the other shall be considered confidential ("Confidential Information") unless it is specifically identified in writing at or before the time it is provided to such other party as non-confidential.

          B. Neither Party hereto will, without the prior written consent of the party providing Confidential Information, (i) use any portion of such Confidential Information for any purpose other than the performance of this Agreement, or (ii) disclose any portion of such Confidential Information to any persons or entities other than the officers and employees of such party who reasonably need to have access to the Confidential Information for purposes of performance under this Agreement, and who are to be bound by appropriate confidentiality agreements and commitments consistent with this Agreement. Provided, however, that SUMMA shall provide all information that is required to be produced to regulatory authorities having jurisdiction over the Products.

          C. The obligations of a recipient party with respect to Confidential Information shall remain in effect (during and after the term of this Agreement including any renewals or extensions hereof) except to the extent that (i) such Confidential Information becomes generally available to the public, other than as a result of unauthorized disclosure by the recipient or persons to whom the recipient has made the information available, (ii) such Confidential Information has been released without restriction by the party providing the Confidential Information to another person or entity, (iii) such Confidential Information was received by the recipient on a non-confidential basis from a third party lawfully possessing and lawfully entitled to disclose such information, or (iv) the recipient party is able to establish that the Confidential Information was independently developed or discovered by employees or agents of such party who had no knowledge of the Confidential Information by reason of the disclosure hereunder.

          D.   Confidential   Information  shall  remain  the  property  of  the
disclosing party and shall be returned to the disclosing party or shall be destroyed upon termination of this Agreement. Each recipient party agrees to safeguard Confidential Information utilizing reasonable care.

          E. In the event that either party shall be required by any court order or extraordinary regulatory agency order to disclose any of the information deemed by this Agreement to be confidential and/or proprietary, that party shall give immediate written notice to the other party. Upon receipt of same, the party whose information may be the subject of such Court Order or extraordinary regulatory agency order shall be accorded the right to interpose all objections it may have to the disclosure of its information. The foregoing obligations shall survive the termination or expiration of this Agreement and shall continue until the earlier of three (3) years from the date of such termination or expiration or until a specific written release is exchanged by both Williams and SUMMA.



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                                                                              13


     13.  INDEMNIFICATION AND LIMITATION OF LIABILITY.

          A. SUMMA agrees to hold Williams harmless and indemnify and defend it from and against any and all claims, losses, liability, demands, causes of action or costs, including, but not limited to, attorney's fees, which Williams may be called upon to pay as a result of SUMMA's manufacture of the Products or any breach of its representations, obligations or covenants hereunder.

          B. Williams will indemnify and hold SUMMA harmless from all costs, claims, expenses, losses, liabilities, judgments, proceedings and demands of whatsoever nature (including legal fees) arising out of any suit or action brought against SUMMA based upon a claim arising out of the sale of the Products by Williams and based on any statement or advertising made by Williams regarding the Products, or any breach of its representations, obligations or covenants hereunder.

          C. Neither SUMMA or Williams shall be obligated to hold harmless or defend the other from or against any liability resulting from the negligence or willful misconduct of the other party.

          D. The foregoing obligations shall survive the expiration of this Agreement and shall continue until a specific written release is exchanged by Williams and SUMMA.

     14.  ARBITRATION.

          A. If SUMMA and Williams become involved in an irreconcilable dispute between them, and the dispute cannot be settled within thirty (30) days, the issue shall be submitted to arbitration for resolution. The rules of the Williams Arbitration Association shall be followed in the arbitration proceeding which shall be held in front of a professional arbitrator and the decision of the arbitrator shall be binding on the parties involved in the dispute.

          B. The arbitrator used hereunder shall be located in Tarrant County, Texas.

          C. Any arbitrator used as provided herein must be acceptable to both parties. If the parties are unable to agree upon an acceptable arbitrator, the principal American Arbitration Association office in Tarrant County, Texas, shall designate an arbitrator.



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                                                                              14


     15.  EXCUSE OF PERFORMANCE - FORCE MAJEURE.

          A. Neither Williams nor SUMMA shall be in default in the performance of its obligations hereunder to the extent that performance of such obligations is delayed, hindered, or prevented by any cause which is beyond the reasonable control of either party, including but not limited to inclement weather, strikes, lockouts, inability to procure labor, materials, or fuels due to shortage, fires, riots, incendiarism, interference by civil or military authorities, compliance with the regulations or order of any governmental authority, or the outbreak of war or insurgence, or acts of war - (declared or undeclared).

          B. In the event SUMMA is unable to fulfill its obligations hereunder by reason of any cause that would excuse its performance under Paragraph 15A, or such other causes including, without limitation, by reason of an voluntary or involuntary bankruptcy of SUMMA, then it shall promptly notify Williams of the cause or event. In the event SUMMA shall not be able to rectify the cause or event within a period not to exceed forty five (45) consecutive days so as not to be able to supply Williams with Products according to this Agreement and Williams stands ready to perform hereunder, then SUMMA and Williams shall locate a manufacturer suitable to Williams and SUMMA and SUMMA shall assign all its rights hereunder to such manufacturer; provided, however, should SUMMA be able to fully correct its inability to fulfill its obligations hereunder within one hundred and eighty (180) days following the date of such assignment, then SUMMA shall thereafter have the right to perform hereunder as if such inability had not occurred. Any such assignment by SUMMA shall not relieve SUMMA of its obligations (other than the obligation to supply the Products) under this Agreement. In the event that SUMMA's inability to perform is based on the inability or refusal of any of its suppliers to perform, then Williams shall assist SUMMA to rectify that cause or event, or locate a new supplier, and the provisions of this Paragraph 15B shall not become effective.

     16.  MISCELLANEOUS PROVISIONS.

          A. WAIVER - No waiver of breach of any of the provisions of this Agreement shall be construed to be a waiver of any succeeding breach of the same or any other provision.

          B. SEPARABILITY - If any Paragraph, sentence or clause of this Agreement shall be adjudged illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of this Agreement as a whole or of any Paragraph, sentence or clause hereof not so adjudged.

          C. SUCCESSOR AND ASSIGNS - The covenants and agreements contained in this Agreement shall apply to, inure to the benefit of and be binding upon the parties hereto and upon their respective successors and assigns. Neither party shall assign


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                                                                              15


their rights or obligations under this Agreement without the prior written approval of the other party (such approval not to be unreasonably withheld).

          D. NOTICE - Any notice required or permitted hereunder shall be deemed sufficient if given in writing and delivered personally, by facsimile transmission, by reputable overnight courier service or United States mail, postage prepaid, to the addresses shown below or to such other addresses as are specified by similar notice, and shall be deemed received upon personal delivery, upon confirmed facsimile receipt, two days following deposit with such courier service, or three (3) days from deposit in the United States mails, in each case as herein provided:

If to Williams:                              If to SUMMA:
J.B. Williams Company, Inc.                  Summa Rx Laboratories, Inc.
65 Harristown Road                           P.O. Box 147
Glen Rock, New Jersey 07452                  Mineral Wells, Texas  76068-0147

Attention: Mr. Dario Margve                  Attention: Mr. Jerry A. Nelson
President                                    President
Phone   (201) 251-8100                       Phone   (940) 325-0771
Fax     (201)251-8097                        Fax     (940) 325-0807


     Either party may change its address and the name of its designated recipient of copies of notices for purposes of this Agreement by giving the other party written notice of the new name, address of its designated recipient.

          E. CAPTIONS - Any article or paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed to amplify, modify or give full notice of the provisions thereof.

          F. INTERPRETATION - When the context in which words are used in this Agreement indicate that such is the intent, words in the singular shall include the plural and the plural shall include the singular. Words in the masculine gender shall include the feminine and neuter genders.

          G. ENTIRE AGREEMENT - This Agreement and its amendments, attachments and Exhibits represent the final expression of the entire understanding and agreement between Williams and SUMMA, and that all previous oral or written agreements are null and void and superseded in their entirety by this Agreement.

          H. AMENDMENTS - This Agreement may be amended or modified only by a written amendment executed by Williams and SUMMA.

          I. INDEPENDENT CONTRACTOR - Neither party is an agent or employee of the other party. Each party is and shall at all times remain an independent contractor. NEITHER PARTY IS GRANTED ANY RIGHT OR AUTHORITY TO ASSUME OR CREATE ANY OBLIGATION, EXPRESS OR IMPLIED ON BEHALF OF OR IN THE NAME OF THE OTHER PARTY.

          J. LAW AND JURISDICTION - The formation, construction, performance and validity of this Agreement shall be governed by the laws of the State of Texas and the parties hereby agree to submit to the exclusive jurisdiction of the Court in Parker County, Texas having jurisdiction over the matter in dispute.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple counterparts, each of which shall be an original, on July 11,1997.



SUMMA RX LABORATORIES, INC.                     J.B. WILLIAMS COMPANY, INC.


By: /s/ Jerry A. Nelson                            By: /s/ Dario Margve
   ------------------------------                  -----------------------------
   Jerry A. Nelson, President                      Dario Margve, President



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